Exhibit 3.31

State of Delaware Secretary of State Division of Corporations Delivered 01:41 PM 4/29/2010 FILED 01:41 PM 04/29/2010 SRV 100441129 – 4310755 FILE

CERTIFICATE OF FORMATION

OF

ESTERLINE US LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of Limited Liability Company Act of the State of Delaware, hereby certifies that:

FIRST:	The name of the limited liability company (hereinafter called the “limited liability company”) is: ESTERLINE US LLC

SECOND:	The address of the registered office and the name and address of the registered agent for service of process of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

Executed as of this 29th day of April, 2010.

By:	/s/ Robert D. George
Name: Robert D. George
Title: Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 01:41 PM 4/29/2010 FILED 01:41 PM 04/29/2010 SRV 100441129 – 4310755 FILE

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.)	The jurisdiction where the Corporation first formed is Delaware.

2.)	The jurisdiction immediately prior to filing this Certificate is Delaware.

3.)	The date the corporation first formed is March 2, 2007.

4.)	The name of the Corporation immediately prior to filing this Certificate is Esterline Canadian Holding Corporation.

5.)	The name of the Limited Liability Company as set forth in the Certificate of Formation is Esterline US LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 29th day of April, A.D. 2010.

By:	/s/ Robert D. George
Authorized Person

Name:	Robert D. George
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